Exhibit 1(a)(iii)

NOTICE TO U.S. STOCKHOLDERS

OF

LATAM AIRLINES GROUP S.A.

THE OFFER DESCRIBED IN THIS U.S. SUPPLEMENT AND IN THE ATTACHED CHILEAN PROSPECTUS (THE “PROSPECTUS”) AND NOTICE OF COMMENCEMENT THAT FOLLOW (HEREINAFTER, THE “OFFER” OR “TENDER OFFER”) IS MADE FOR THE SECURITIES OF A COMPANY LOCATED IN CHILE. U.S. HOLDERS SHOULD BE AWARE THAT THE OFFER IS SUBJECT TO DISCLOSURE REQUIREMENTS OF THE REPUBLIC OF CHILE THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.

Dear U.S. Holder of Common Stock and/or American Depositary Shares:

Pursuant to a Framework Agreement entered into between Delta Air Lines, Inc. (“Delta” or the “Offeror”) and LATAM Airlines Group S.A. (“LATAM” or the “Company”) on September 26, 2019 (the “Framework Agreement”), Delta is offering to purchase up to 20% of the issued, subscribed and paid-in shares of common stock, with no par value (the “Shares”), including Shares represented by American Depositary Shares (the “ADSs”), of LATAM, including Shares and ADSs owned by holders resident in the United States (“U.S. Holders”), for $16.00 per Share or ADS, in each case, payable in U.S. dollars or its equivalent in Chilean pesos at the exchange ratio set forth in Section 8 (“Price and terms of payment”) of the Prospectus.

The Offer is being made in reliance on the exemption from certain requirements of Regulation 14D and Regulation 14E of the U.S. Securities Exchange Act of 1934, as amended, provided by Rule 14d-1(c). Accordingly, we are providing you with this U.S. Supplement because the Offer is subject to disclosure requirements and takeover laws and regulations of the Republic of Chile that are different from those of the United States. As such, the Prospectus and Notice of Commencement accompanying this U.S. Supplement have been prepared in accordance with Chilean format and style that differ from the format and style typically used in offering documents filed with the U.S. Securities and Exchange Commission, and this U.S. Supplement is designed to assist U.S. Holders to better understand the Offer and to assist U.S. Holders in deciding whether to participate in the Offer.

We urge you to read carefully the following U.S. Supplement, which is provided for the benefit of U.S. Holders of Shares and ADSs, and the accompanying Prospectus and Notice of Commencement, because the information in this U.S. Supplement alone does not contain all of the information you should consider before tendering your Shares or ADSs. Additional important information is contained in the accompanying Prospectus and Notice of Commencement, and in the ADS Letter of Transmittal related to this U.S. Supplement.

Kind regards,

Delta Air Lines, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M., CHILEAN TIME, WHICH CORRESPONDS TO 2:00 P.M. NEW YORK CITY TIME, ON DECEMBER 26, 2019, UNLESS THE OFFER IS EXTENDED

This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”), or any state securities commission, the Chilean Comision para el Mercado Financiero (the “CMF”) or the securities regulatory authorities of any other jurisdiction, nor has the SEC, or any state securities commission, the CMF or the securities regulatory authorities of any other jurisdiction passed upon the fairness or merits of such transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

Statements in this U.S. Supplement, the Prospectus and the Notice of Commencement with respect to Delta that are not historical facts, including statements regarding estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the availability of aircraft fuel; the impact of fuel hedging activity including rebalancing Delta’s hedge portfolio, recording mark-to-market adjustments or posting collateral in connection with fuel hedge contracts; the performance of significant investments in airlines in other parts of the world; the possible effects of accidents involving Delta’s aircraft; breaches or security lapses in Delta’s information technology systems; disruptions in Delta’s information technology infrastructure; dependence on technology in operations; the restrictions that financial covenants in financing agreements could have on financial and business operations; labor issues; the effects of weather, natural disasters and seasonality on business; the effects of an extended disruption in services provided by third parties; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; the impact of environmental regulation on the Trainer refinery, including costs related to renewable fuel standard regulations; ability to retain senior management and key employees; damage to reputation and brand if Delta is exposed to significant adverse publicity through social media; the effects of terrorist attacks or geopolitical conflict; competitive conditions in the airline industry; interruptions or disruptions in service at major airports at which Delta operates; the effects of extensive government regulation on business; the sensitivity of the airline industry to prolonged periods of stagnant or weak economic conditions; uncertainty in economic conditions and regulatory environment in the United Kingdom related to the exit of the United Kingdom from the European Union; and the effects of the rapid spread of contagious illnesses.

Additional information concerning risks and uncertainties that could cause differences between Delta’s actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including Delta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent its views only as of November 27, 2019, and which Delta has no current intention to update.

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QUESTIONS & ANSWERS

The following are answers to some of the questions you, as a U.S. Holder of Shares and/or ADSs, may have concerning the Offer.

What is the proposed transaction?

On September 26, 2019, Delta and LATAM entered into a Framework Agreement relating to the formation of a strategic alliance, subject to regulatory approvals, between the two airlines, the commencement and consummation by Delta of this Offer for up to 20% of the total issued, subscribed and paid-in Shares, certain transition cost payments to be made by Delta to LATAM, obligations of Delta and LATAM with respect to certain transition matters, and the purchase by or assignment to Delta of certain aircraft.

Who is offering to buy my securities?

Delta Air Lines, Inc. is offering to buy your securities. Delta is a publicly held corporation organized and existing under the laws of the State of Delaware in the United States. Delta is a major passenger airline, providing scheduled air transportation for passengers and cargo throughout the United States and around the world.

What securities are you offering to purchase?

We are offering to purchase up to 121,281,538 out of a total of 606,407,693 Shares, including Shares represented by ADSs, representing 20% of the total issued, subscribed and paid-in Shares, including those represented by ADSs, as of the date of the Offer.

If the number of Shares, including Shares represented by ADSs, validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 121,281,538, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions to the consummation of the Offer, including the Minimum Tender Condition, as described below under the caption “Questions & Answers — What are the conditions to the success of the Offer and the circumstances under which we may elect not to consummate the Offer?” However, if more than 121,281,538 Shares, including Shares represented by ADSs, are so tendered and not withdrawn, we will accept for payment and pay for 121,281,538 Shares so tendered, including Shares represented by ADSs, on a pro rata basis for each of the accepting shareholders and holders of ADSs as set forth in Section 7.4 of the Prospectus (“Pro-rata mechanism”).

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

We are offering to pay, without any interest, $16.00 per Share or ADS, payable in U.S. dollars or its equivalent in Chilean pesos at the exchange ratio set forth in Section 8 (“Price and terms of payment”) of the Prospectus. In order to receive Chilean pesos, a holder of ADSs must surrender his or her ADSs, withdraw the Shares underlying such ADSs from the ADS program and participate directly in the Offer as a holder of Shares pursuant to the requirements set forth in Section 9 of the Prospectus (“Procedure for accepting the Offer”). See the section entitled “Procedures for Accepting the Offer — Holders of ADSs — Direct Participation” below for more information.

U.S. holders of Shares, and U.S. holders of ADSs who participate directly in the Offer by surrendering their ADSs, withdrawing the underlying Shares and tendering such Shares into the Offer (“Direct ADS Participants”), may choose to accept payment for tendered Shares in U.S. dollars or Chilean pesos at the exchange ratio set forth in the Prospectus. If you do not express any preference when accepting the Offer, you will be understood to have accepted payment in U.S. dollars.

If you are the record owner of your ADSs and you tender your ADSs to us, you will not have to pay brokerage fees or similar expenses. If you own your ADSs through a broker or other nominee, and your broker or nominee tenders your ADSs on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

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Do you have the financial resources to make payment?

The amount of funds needed to purchase the maximum Shares and ADSs in the Offer is estimated at approximately US$1.9 billion. The Offer is not conditioned upon any financing arrangements. Delta will finance the Offer with Delta’s own funds.

Does LATAM support the Offer?

As of the date hereof, the Board of Directors of the Company has not taken a position with respect to the Offer. The laws of the Republic of Chile do not require that the Board of Directors of the Company take any position with respect to the Offer, except that each member of the Board of Directors has to deliver, within five business days from the commencement of the Offer, an opinion as to the advisability of the Offer to the holders of Shares, including those represented by ADSs (conveniencia de la oferta para los accionistas).

How long do I have to decide whether to tender in the Offer?

The Offer and withdrawal rights will expire at 4:00 p.m., Chilean time, which corresponds to 2:00 p.m., New York City time, on December 26, 2019, unless the Offer is extended (such date, or as such date may be extended, the “Expiration Date”). There is no guaranteed delivery procedure for the tendering of Shares or ADSs into the Offer.

Can the Offer be extended and under what circumstances?

Yes, the Offer can be extended for an additional term of up to 15 calendar days. In this case, the Offer will extend until 4:00 p.m. Chilean time on the new expiration date. Delta will communicate the extension of the Offer to the interested parties by means of a notice to be published no later than the day before the original Expiration Date, in the online newspapers La Nación (www.lanacion.cl) and El Libero (www.ellibero.cl).

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Santander S.A. Corredores de Bolsa Limitada, who is acting as the tender agent in Chile, and Equiniti Trust Company, who is acting as the ADS receiving agent (the “ADS Receiving Agent”). We also will make a public announcement of the extension.

What are the conditions to the success of the Offer and the circumstances under which we may elect not to consummate the Offer?

The Offer is subject to Delta acquiring a minimum of 90,961,154 Shares, including Shares represented by ADSs, representing 15% of the total subscribed and paid Shares issued by the Company (the “Minimum Tender Condition”). Delta may waive this condition, which is established for the sole benefit of Delta, in its sole discretion. Additional circumstances under which we may elect not to consummate the Offer are set forth in Section 10 of the attached Prospectus.

How do I tender my Shares into the Offer?

U.S. Holders of Shares who wish to tender their Shares into the Offer must comply with the requirements set forth in Section 9 of the Prospectus (“Procedure for accepting the Offer”). The Prospectus will govern all rights and procedures with respect to the Offer for Shares, including withdrawal and payment procedures. U.S. Holders who wish to tender their Shares should read the Prospectus closely.

How do I withdraw previously tendered Shares?

U.S. Holders of Shares who wish to withdraw their Shares should follow all procedures set forth with respect to the withdrawal of Shares set forth in Section 11 of the Prospectus (“Withdrawal rights”).

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Until what time can I withdraw previously tendered Shares?

U.S. Holders of Shares who wish to withdraw their Shares can withdraw up until the time set forth in Section 11 of the Prospectus (“Withdrawal rights”).

How do I tender my ADSs in the Offer?

U.S. Holders of ADSs may participate in the Offer by following either of the two procedures described below:

1.	Tender of ADSs through the ADS Receiving Agent. If a holder of ADSs wishes to participate in the Offer, the holder may tender its ADSs through the ADS Receiving Agent, prior to the Expiration Date, in accordance with the instructions set forth below under the caption “Procedures for Accepting the Offer — Holders of ADSs — ADS Receiving Agent.” Payment for ADSs tendered through the ADS Receiving Agent will only be made in U.S. dollars.

2.	Direct Participation in the Offer. As an alternative to tendering ADSs through the ADS Receiving Agent, a U.S. Holder of ADSs may also surrender its ADSs, withdraw the Shares underlying the ADSs from the ADS program and participate directly in the Offer as a holder of Shares pursuant to the requirements set forth in Section 9 of the Prospectus (“Procedure for accepting the Offer”). If a U.S. Holder of ADSs wishes to participate directly in the Offer in this manner, such ADS holder must first: (1) surrender to JPMorgan Chase Bank, N.A., as ADS depositary, at 4 New York Plaza, Floor 12, New York, New York 10004, United States of America, the ADSs that represent Shares that it wishes to tender; (2) pay a fee to the ADS depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof surrendered; and (3) pay any taxes or governmental charges payable in connection with its withdrawal of the Shares from the ADS program.

Until what time can I withdraw previously tendered ADSs of the Company?

You can withdraw ADSs from the Offer at any time until 4:00 p.m., Chilean time on the Expiration Date which corresponds to 2:00 p.m., New York City time. Furthermore, should Offeror not publish the notice of result in Chile with respect to Offer (the “Notice of Result”) on the third calendar day following the expiration of the Offer, holders may withdraw their acceptances from such third day until the publication date of such notice, which cannot be published beyond 15 calendar days from the Expiration Date.

How do I withdraw previously tendered ADSs?

To withdraw ADSs previously tendered to the ADS Receiving Agent, you must deliver a written notice of withdrawal, or a copy of one, with the required information to the ADS Receiving Agent while you still have the right to withdraw the ADSs. Withdrawn ADSs may be retendered by again following one of the procedures described in this U.S. Supplement, at any time until the Offer has expired.

Direct ADS Participants should follow all procedures with respect to the withdrawal of Shares set forth in Section 11 of the Prospectus (“Withdrawal rights”).

When and how will I be paid for my tendered Shares and ADSs?

Upon the terms and subject to the conditions of the Offer, and provided the Offer has not been terminated pursuant to its terms, the Offeror will accept for payment and pay for the number of Shares and ADSs validly tendered before the scheduled Expiration Date and not properly withdrawn as described above in “Questions and Answers — What securities are you offering to purchase?” Payment will be made on the fourth banking business day following the Expiration Date. For more information regarding payment for Shares tendered in the Offer, see Section 8 of the Prospectus (“Price and terms of payment”).

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We will pay for your ADSs that are validly tendered to the ADS Receiving Agent and not properly withdrawn by depositing the purchase price with the ADS Receiving Agent, which will act as receiving agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for ADSs tendered to the ADS Receiving Agent will be made only after timely receipt by the ADS Receiving Agent of certificates for such ADSs and a properly completed and duly executed ADS Letter of Transmittal and any other required documents as set forth in the Prospectus (or of a confirmation of a book-entry transfer of such ADSs).

Direct ADS Participants should refer to Section 8 of the Prospectus (“Price and terms of payment”) for more information about payment.

Do I have statutory appraisal rights in the Offer?

No. Chilean corporate law does not provide for appraisal rights in the case of a tender offer.

What is the market value of my ADSs as of a recent date?

On September 25, 2019, the last trading day on the Santiago Stock Exchange and the NYSE before the execution of the Framework Agreement, the last sale price of ADSs reported on the NYSE was $8.72 per ADS. We advise you to obtain a more recent quotation for ADSs in deciding whether to tender your ADSs.

What are the material U.S. federal income tax consequences if I tender my Shares and/or ADSs?

Generally, a U.S. Security Holder (as defined below under the caption “U.S. Federal Income Tax Consequences”) that receives cash for the Shares or ADSs will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized in exchange for the Shares or ADSs (generally the amount of cash received by such U.S. Security Holder) and such U.S. Security Holder’s adjusted tax basis in such Shares or ADSs. A U.S. Security Holder should consult such U.S. Security Holder’s tax advisor about the particular effect the Offer will have on such U.S. Security Holder.

Who should I contact if I have any questions?

If you are in any doubt about the procedures for tendering ADSs or have any other questions with respect to the Offer related to ADSs, please reach out to Equiniti (US) Services LLC (the “Information Agent”). U.S. Holders of ADSs may call toll-free at (833) 503-4127, and banks and brokers may call (516) 220-8356.

If you are in any doubt about the procedures for tendering Shares or have any other questions with respect to the Offer related to Shares, please reach out to Santander Investment Securities, at (212) 407-0964.

The attached Prospectus and Notice of Commencement and ADS Letter of Transmittal related to this U.S. Supplement contain important information and should be read carefully in their entirety before any decision is made with respect to the Offer.

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1.	Procedures for Accepting the Offer — U.S. Holders of Shares.

U.S. Holders of Shares who wish to tender their Shares into the Offer must comply with the requirements set forth in Section 9 of the Prospectus (“Procedure for accepting the Offer”). The Prospectus will govern all rights and procedures with respect to the Offer for Shares, including withdrawal and payment procedures. U.S. Holders who wish to tender their Shares should read the Prospectus closely.

2.	Procedures for Accepting the Offer — Holders of ADSs — ADS Receiving Agent.

To tender ADSs pursuant to the Offer: (a) (i) a properly completed and duly executed ADS Letter of Transmittal (or copy thereof, provided the signature is original) and all other documents required by the ADS Letter of Transmittal must be received by the ADS Receiving Agent at one of its addresses set forth on the back cover of this U.S. Supplement and (ii) American Depositary Receipts (“ADRs”) for the ADSs to be tendered must be received by the ADS Receiving Agent at one of such addresses by the Expiration Date; or (b) a holder’s ADSs must be delivered pursuant to the procedures for book-entry transfer described below (and a properly completed and duly executed ADS Letter of Transmittal (or copy thereof, provided the signature is original), unless an Agent’s Message (as defined below) confirming such delivery is received by the ADS Receiving Agent) by the Expiration Date. The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility (as defined below) to and received by the ADS Receiving Agent and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that Offeror may enforce such agreement against such participant.

Book-Entry Delivery.

The ADS Receiving Agent will establish an account with respect to the ADSs at The Depository Trust Company (“Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the ADS Receiving Agent’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of ADSs may be effected through book-entry transfer, a properly completed and duly executed ADS Letter of Transmittal or an Agent’s Message and any other required documents must, in any case, be received by the ADS Receiving Agent at one of its addresses set forth on the back cover of this U.S. Supplement prior to the Expiration Date. Delivery of the ADS Letter of Transmittal and any other required documents or instructions to the Book-Entry Transfer Facility does not constitute delivery to the ADS Receiving Agent. If tender is made by Book-Entry Transfer Facility, the ADS Letter of Transmittal must be delivered by means of Agent’s Message.

Partial Tenders.

If fewer than all of the ADSs evidenced by ADRs delivered to the ADS Receiving Agent are to be tendered, the holder thereof should so indicate in the ADS Letter of Transmittal by filling in the number of ADSs which are to be tendered in the box entitled “Number of ADSs Tendered” in the ADS Letter of Transmittal. In such case, a new ADR for the untendered ADSs represented by the old ADR will be sent to the person(s) signing such ADS Letter of Transmittal as promptly as practicable following the receipt of such partial tender.

All ADSs delivered to the ADS Receiving Agent will be deemed to have been tendered unless otherwise indicated. See Instruction 4 of the ADS Letter of Transmittal.

No Guaranteed Delivery of ADSs.

There is no guaranteed delivery procedure for the tendering of ADSs into the Offer.

Other Requirements.

Notwithstanding any other provisions hereof, payment for ADSs accepted for payment pursuant to the Offer will, in all cases, be made as indicated in Section 8.3 of the Prospectus (Terms, time and place of payment) and only after receipt by the ADS Receiving Agent of ADRs evidencing such ADSs or book-entry transfer of such ADSs, a properly completed and duly executed ADS Letter of Transmittal (or a copy thereof, provided the signature is original) or an Agent’s Message, together with any required signature guarantees and any other documents required by the ADS Letter of Transmittal. Under no circumstances will interest be paid on the price to be paid by Offeror, regardless of any extension of the Offer or any delay in making such payment.

The method of delivery of ADSs and all other required documents, including through the Book-Entry Transfer Facility, is at the option and risk of the tendering holders of ADSs and the delivery will be deemed made only when actually received by the ADS Receiving Agent (including, in the case of book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure a timely delivery. Registered mail with return receipt requested, properly insured, is recommended for ADSs sent by mail.

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Acceptance of Offer.

The tender of ADSs pursuant to any one of the procedures described above will constitute the tendering holder’s acceptance of the Offer. Offeror’s acceptance for payment of ADSs tendered pursuant to the Offer will constitute a binding agreement between the tendering holder of ADSs and Offeror containing the terms of the Offer, subject to the withdrawal rights as described below under the caption “Withdrawal Rights.”

Matters Concerning Validity, Eligibility and Acceptance.

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs will be determined by Offeror, in its sole discretion, which determination shall be final and binding on all parties. Offeror reserves the absolute right to reject any or all tenders of ADSs determined by it not to be in proper form or if the acceptance for payment of, or payment for, such ADSs may, in the opinion of Offeror’s counsel, be unlawful. Offeror also reserves the absolute right to waive any defect or irregularity in any tender of ADSs, whether or not similar defects or irregularities are waived in the case of other holders. No tender of ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, the ADS Receiving Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification. Offeror’s interpretation of the terms and conditions of the Offer (including the ADS Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

If you are in any doubt about the procedures for tendering ADSs, please telephone the Information Agent. U.S. Holders of ADSs may call toll-free at (833) 503-4127, and banks and brokers may call (516) 220-8356.

3.	Procedures for Accepting the Offer — Holders of ADSs — Direct Participation.

As an alternative to tendering ADSs through the ADS Receiving Agent, a U.S. Holder of ADSs may also surrender its ADSs, withdraw the Shares underlying the ADSs from the ADS program and participate directly in the Offer as a holder of Shares. If a U.S. Holder of ADSs wishes to participate directly in the Offer in this manner, that U.S. Holder must first: (1) surrender to JPMorgan Chase Bank, N.A., as ADS depositary, at 4 New York Plaza, Floor 12, New York, New York 10004, United States of America, the ADSs that represent Shares that it wishes to tender; (2) pay a fee to the ADS depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof surrendered; and (3) pay any taxes or governmental charges payable in connection with its withdrawal of the Shares from the ADS program.

Direct ADS Participants shall have the same rights as other shareholders of the Company as set forth in the Prospectus, including any withdrawal rights and rights with respect to payment. The Prospectus will govern all rights and procedures with respect to the Offer for Shares, including withdrawal and payment procedures. U.S. Holders who wish to tender their Shares should read the Prospectus closely. If the Shares tendered by such holders are not accepted for purchase for any reason, including as a result of the proration mechanism described in Section 7.4 of the Prospectus (“Pro-rata mechanism”), such Shares will be returned to such holders in accordance with the Prospectus. Should such a holder choose to redeposit any returned Shares into the Company’s ADS program, an additional fee of up to U.S.$5.00 per 100 ADSs or portion thereof will be payable to the ADS depositary.

4.	Withdrawal Rights.

ADSs. Tenders of ADSs to the ADS Receiving Agent made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Furthermore, should Offeror not publish the Notice of Result on the third calendar day following the expiration of the Offer, holders may withdraw their acceptances from such third day until the publication date of such notice, which cannot be published beyond 15 calendar days from the Expiration Date. If Offeror extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for ADSs, or is unable to accept for payment or pay for ADSs pursuant to the Offer for any reason, then, without prejudice to Offeror’s rights under the Offer but subject to Offeror’s obligations under the U.S. Securities Exchange Act of 1934, the ADS Receiving Agent may, on behalf of Offeror, retain all ADSs tendered, and such ADSs may not be withdrawn except as otherwise provided in this section. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the ADS Receiving Agent at its address set forth on the back cover of this U.S. Supplement. Any such notice of withdrawal must specify the name of the person who tendered the ADSs to be withdrawn and the number of ADSs to be withdrawn and the name of the registered holder, if different from that of the person who tendered such ADSs. If the ADSs to be withdrawn have been delivered to the ADS Receiving Agent, a signed notice of withdrawal must be submitted prior to the release of such ADSs. Such notice must also specify, in the case of ADSs tendered by delivery of certificates, the ADRs evidencing the ADSs to be withdrawn or, in the case of ADSs tendered by book-entry transfer, the name and number of the account to be credited with the withdrawn ADSs. In addition, ADSs tendered by the book-entry transfer may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility and must comply with the Book-Entry Transfer Facility’s procedures. Withdrawals may not be rescinded, and ADSs withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn ADSs may be retendered by again following one of the procedures described above as applicable, at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Offeror, in its sole discretion, which determination shall be final and binding. None of the Offeror, the ADS Receiving Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

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Shares. U.S. Holders of Shares and any Direct ADS Participants who wish to withdraw their Shares should follow all procedures set forth with respect to the withdrawal of Shares set forth in Section 11 of the Prospectus (“Withdrawal rights”).

5.	Settlement and Payment.

It is Delta’s intent to acquire up to 121,281,538 out of a total of 606,407,693 Shares (including Shares represented by ADSs), representing 20% of the total issued, subscribed and paid-in Shares as of the date of the Offer. If the number of Shares, including Shares represented by ADSs, validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 121,281,538, Delta will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions to the consummation of the Offer, including the Minimum Tender Condition, as described above under the caption “Questions & Answers — What are the conditions to the success of the Offer and the circumstances under which we may elect not to consummate the Offer?” However, if more than 121,281,538 Shares, including Shares represented by ADSs, are so tendered and not withdrawn, Delta will accept for payment and pay for 121,281,538 Shares so tendered, including Shares represented by ADSs, on a pro rata basis for each of the accepting shareholders and holders of ADSs as set forth in Section 7.4 of the Prospectus (“Pro-rata mechanism”).

Upon the terms and subject to the conditions of the Offer, and provided the Offer has not been terminated pursuant to its terms, Delta will accept for payment and pay for up to 121,281,538 Shares, including Shares represented by ADSs, validly tendered before the scheduled Expiration Date and not properly withdrawn, subject to the proration mechanism described above. Payment will be made on the fourth banking business day following the Expiration Date.

Payment for any accepted ADSs tendered through the ADS Receiving Agent will be payable in U.S. dollars. In order to receive Chilean pesos, a holder of ADSs must surrender his or her ADSs, withdraw the Shares underlying such ADSs from the ADS program and participate directly in the Offer as a holder of Shares pursuant to the requirements set forth in Section 9 of the Prospectus (“Procedure for accepting the Offer”). See the section entitled “Procedures for Accepting the Offer — Holders of ADSs — Direct Participation” above for more information.

For more information regarding payment for Shares tendered in the Offer, see Section 8 of the Prospectus (“Price and terms of payment”).

6.	Return of Unpurchased ADSs.

If a tender of ADSs is not accepted for purchase for not complying with the terms and conditions of the Offer, for the offer having expired or being unsuccessful, or for the number of total Shares and ADSs tendered exceeding the number of Shares, including those represented by ADSs, subject to the Offer, or if a tender is withdrawn, those ADSs will be returned immediately to the respective holder of Shares after the expiration of the Offer, or, in the case of ADSs transferred through the Depository Trust Company (“DTC”), the unpurchased ADSs will be credited as promptly as practicable to the account at DTC from which they were transferred.

7.	Certain Material Tax Considerations.

The following describes certain material U.S. federal and Chilean income tax consequences of certain sales of Shares and/or ADSs pursuant to the Offer.

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U.S. Federal Income Tax Consequences.

The following describes the material U.S. federal income tax consequences to U.S. Security Holders, as defined below, of the tender of their Shares and/or ADSs, pursuant to the Offer. This discussion is based on the tax laws of the United States currently in effect, including the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations, administrative pronouncements and judicial decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not address U.S. state, local or non-U.S. tax consequences, estate and gift tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. The discussion applies only to U.S. Security Holders of Shares and/or ADSs that hold the Shares and/or ADSs as capital assets for U.S. federal income tax purposes and it does not address special classes of holders, such as:

•	certain financial institutions;
•	insurance companies;
•	dealers and traders in securities or foreign currencies;
•	persons holding Shares and/or ADSs as part of a hedge, straddle or conversion transaction;
•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	tax-exempt organizations;
•	persons that purchase or sell Shares and/or ADSs as part of a wash sale for tax purposes; or
•	persons holding Shares and/or ADSs that own or are deemed to own 10% or more of the combined voting power of the Company’s stock or of the total value of the Company’s stock.

These special classes of holders are urged to consult their U.S. tax advisors as to any special U.S. provisions that may be applicable to them. For purposes of this discussion, a “U.S. Security Holder” is a beneficial owner of Shares and/or ADSs that is, for U.S. federal income tax purposes: (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

General.

In general, a U.S. Security Holder that receives cash for the Shares and/or ADSs will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized in exchange for the Shares and/or ADSs (generally the amount of cash received by such U.S. Security Holder) and such U.S. Security Holder’s adjusted tax basis in such Shares and/or ADSs. Subject to the discussion below, any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss if the U.S. Security Holder has held the Shares and/or ADSs for more than one year. The deductibility of capital losses is subject to limitations.

As discussed above under “Settlement & Payment”, the cash payment a U.S. Security Holder of Shares (including Shares corresponding with ADSs withdrawn from the ADS program and tendered pursuant to “Procedures for Accepting the Offer — Holders of ADSs — Direct Participation” above) in exchange for the Shares may be payable in Chilean pesos at the election of such holder. In that case, the amount realized by such holder will be the U.S. dollar value of the Chilean peso payments made, determined at the spot Chilean peso/U.S. dollar rate on the date the Shares are disposed of, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. Security Holder disposes of the Shares (including Shares corresponding with ADSs withdrawn from the ADS program and tendered pursuant to “Procedures for Accepting the Offer — Holders of ADSs — Direct Participation” above) to the date such holder converts the payment into U.S. dollars will be treated as ordinary gain or loss. Such gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

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PFIC.

In its annual report on Form 20-F for the year ended December 31, 2018, filed by the Company with the SEC on April 12, 2019 (the “2018 Form 20-F”), the Company states that Shares and/or ADSs should not be treated as stock of a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes but further notes that this conclusion is a factual determination that is made annually and thus may be subject to change. If the Company were considered a PFIC for any taxable year during which a U.S. Security Holder held Shares and/or ADSs, certain adverse tax consequences could apply to such U.S. Security Holder pursuant to a sale of such Shares and/or ADSs in the Offer, including the imposition of interest charges and tax at higher rates than would otherwise apply. Certain elections may be available (including a mark-to-market election) to U.S. Security Holders that may mitigate the tax adverse consequences resulting from PFIC status. U.S. Security Holders should consult the 2018 Form 20-F under the subsection “Material United States Federal Income Tax Considerations — PFIC Rules” for further discussion of the possibility and possible consequences of PFIC status.

U.S. Federal Income Tax Withholding.

A U.S. Security Holder of ADSs (other than an “exempt recipient,” including a corporation and certain other persons) that receives cash in exchange for Shares and/or ADSs may be subject to U.S. federal backup withholding tax (currently at a rate equal to 24%) unless such holder provides its taxpayer identification number and certifies that such holder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the ADS Receiving Agent. Accordingly, each U.S. Security Holder of ADSs should complete, sign and submit the Substitute Form W-9 included as part of the ADS Letter of Transmittal in order to avoid the imposition of such backup withholding tax (unless an applicable exemption exists and is proved in a manner satisfactory to the ADS Receiving Agent).

Any amounts withheld under the backup withholding rules from payments made to a U.S. Security Holder may be refunded or credited against the U.S. Security Holder’s U.S. federal income tax liability, if any, provided that the required information is properly and timely furnished to the U.S. Internal Revenue Service.

Chilean Tax Consequences for U.S. Holders.

Any gain recognized by an individual who is not domiciled or resident in Chile or any legal entity that is not organized under the laws of the Republic of Chile and does not have a permanent establishment in Chile (a “Non-Chilean Holder”) upon the sale of ADSs pursuant to the Offer will not be subject to Chilean taxation. Any gain recognized by any person other than a Non-Chilean Holder (a “Chilean Holder”) upon the sale of Shares and/or ADSs pursuant to the Offer will be subject to Chilean income taxes by adding such gain to the taxable income of such Chilean Holder and applying to such income the tax rate which would otherwise be applicable on such Chilean Holder’s income under Chilean law. Gains recognized by a Non-Chilean Holder upon the sale of Shares pursuant to the Offer will be subject to taxes at a 35% rate. Withholdings on such capital gains are applicable under Chilean law based on different rates if the capital gain is determined at the moment of the sale. Notwithstanding the foregoing, gains recognized by a Non-Chilean Holder upon the sale of Shares will not be subject to Chilean taxes if (a) such Shares have a “high presence” in the Chilean Exchanges (as described below), (b) such Shares originally were acquired in (1) a local stock exchange, (2) a tender offer for Shares, (3) an initial public offering of shares during the formation of the Company or capital increase of the Company, or (4) conversion of convertible bonds, and (c) the subsequent sale is made in (1) a local stock exchange or (2) a tender offer for Shares. Shares are considered to have a “high presence” in the Chilean Exchanges when they have been traded for a certain number of days at a volume exceeding a specific amount or have an agreement with a market maker. As of the date of this U.S. Supplement, the Shares are considered to have a high presence in the Chilean Exchanges. No Chilean stamp, issue, registration or similar taxes or duties will apply to the sale of Shares or ADSs pursuant to the Offer.

Because individual circumstances may differ, you should consult your tax advisor regarding the applicability of the rules discussed above to you and the particular tax effects to you of the Offer.

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